Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

EINSTEIN NOAH RESTAURANT GROUP, INC.,

JAB BEECH INC.

and

SPRUCE MERGER SUB INC.

Dated as of September 29, 2014

TABLE OF CONTENTS

		Page
	ARTICLE I

	THE OFFER AND THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.1	The Offer	2
Section 1.2	Company Actions	4
Section 1.3	Company Directors	5
Section 1.4	The Merger	5
Section 1.5	Closing	6
Section 1.6	Effective Time	6
	ARTICLE II

	CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Section 2.1	Certificate of Incorporation	6
Section 2.2	The Bylaws	6
Section 2.3	Directors	6
Section 2.4	Officers	6

	ARTICLE III

	EFFECT OF THE MERGER ON CAPITAL STOCK;
	EXCHANGE OF CERTIFICATES

Section 3.1	Effect on Capital Stock	7
Section 3.2	Dissenting Shares	7
Section 3.3	Exchange of Certificates	8
Section 3.4	Treatment of Stock Plans	10
Section 3.5	Adjustments to Prevent Dilution	11

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1	Organization, Good Standing and Qualification	12
Section 4.2	Capital Structure	13
Section 4.3	Corporate Authority; Approval and Fairness Opinion	14
Section 4.4	Governmental Filings; No Violations; Certain Contracts	15
Section 4.5	Company Reports; Financial Statements; No Undisclosed Liabilities	16
Section 4.6	Absence of Certain Changes	18

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of September 29, 2014, by and among Einstein Noah Restaurant Group, Inc., a Delaware corporation (the “Company”), JAB Beech Inc., a Delaware corporation (“Parent”), and Spruce Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser,” the Company and Purchaser sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth herein, including Annex B, (i) Purchaser shall commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of the Company at a price of $20.25 per Share in cash, net to the seller in cash but subject to any required withholding of Taxes (as defined in Section 4.14) (such price as it may be amended from time to time in accordance with this Agreement, the “Offer Price”) and (ii) after the acquisition of the Shares pursuant to the Offer, Purchaser shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, the Company shall, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), merge with Purchaser (the “Merger”), pursuant to which each share of Company Common Stock, other than (i) shares of Company Common Stock directly or indirectly owned by Parent, Purchaser or the Company and (ii) Dissenting Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, Parent and the Company acknowledge and agree that the Merger shall be effected pursuant to, and governed by, Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated immediately following the completion of the Offer;

WHEREAS, the board of directors of the Company has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (c) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the “Company Recommendation”, (d) elected that this Agreement and the transactions contemplated hereby be expressly governed by Section 251(h) of the DGCL and (e) approved the Support Agreement for purposes of and in accordance with Section 203 of the DGCL; and (clauses (a), (b), (c), (d) and (e) together, the “Board Actions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Purchaser have entered into an agreement with certain stockholders of the Company, pursuant to which each of them has irrevocably agreed to tender the Shares beneficially owned by such Persons in the Offer (the “Support Agreement”); and

WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER AND THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.1 The Offer.

(a) Subject to the following sentence, Purchaser shall (and Parent shall cause Purchaser to), as promptly as practicable and in no event later than five business days after the date of this Agreement, with prior notice to the Company, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The obligations of Purchaser to (and of Parent to cause Purchaser to) accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under applicable Laws) of the conditions set forth in Annex B (the “Tender Offer Conditions”), and no other conditions. The initial expiration date of the Offer shall be 12:00 midnight (Eastern Time) at the end of the day on the date that is 20 business days after the date on which the Offer was commenced (determined as provided in Rule 14d-1(g)(3) under the Exchange Act) (the initial “Expiration Time” and any expiration time and date established pursuant to an extension of the Offer in accordance with this Agreement, also an Expiration Time). Purchaser expressly reserves the right (i) to increase the Offer Price and (ii) to waive any condition to the Offer (to the extent permitted under applicable Laws) or modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) reduce the number of Shares subject to the Offer, (B) reduce the Offer Price, (C) waive the Minimum Tender Condition, (D) add to the Tender Offer Conditions or amend or modify any Tender Offer Condition in any manner adverse to the holders of Shares, (E) except as otherwise provided in this Section 1.1, extend the Expiration Time, or (F) change the form of consideration payable in the Offer, provided, that nothing in this clause (F) shall limit Purchaser’s ability to provide additional cash consideration in addition to the Offer Price. Notwithstanding the foregoing, (x) Purchaser may, without the consent of the Company, (i) extend the Expiration Time for one or more consecutive increments of not more than 20 business days each (the length of such period to be determined by Parent or Purchaser), if at any otherwise scheduled Expiration Time any Tender Offer Condition has not been satisfied or waived (to the extent permitted under applicable Laws), (ii) extend the Expiration Time for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, or (iii) make available a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act and (y) Purchaser shall (and Parent shall cause Purchaser to) extend the Expiration Time at the request of the Company for one or more consecutive increments of not more than 20 business days (the length of such periods to be determined by Parent) if at any otherwise scheduled Expiration Time any Tender Offer Condition has not been satisfied or waived (to the extent permitted under applicable Laws); provided that in the case of any extension of the Expiration Date pursuant to either (x) or (y) above, such extension shall in no event extend of Expiration Date to a time later than, the earlier of (1) the termination of this Agreement in accordance with its terms and (2) the Termination Date. On the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall (and Parent shall cause Purchaser to) accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time (the time and date on which Purchaser accepts such Shares for payment, the “Acceptance Time”), and pay for such Shares as promptly as practicable following the Acceptance Time. Parent shall (or shall cause Purchaser or any other direct or indirect wholly-owned Subsidiary of Parent to) provide or cause to be provided to a paying agent (which shall be a reputable bank or trust company) selected by Parent (the “Paying Agent”) on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer. For purposes of this Agreement, the term “business day” shall have the meaning provided in Rule 14d-1(g)(3) under the Exchange Act, and the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(b) On the date on which the Offer is commenced, Parent and Purchaser shall file with the SEC, in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein, together with all amendments, supplements and exhibits thereto, the “Offer Documents”), shall make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, and shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder (collectively, the “Securities Laws”). Parent and Purchaser shall cause the Offer Documents to comply in all material respects with the Securities Laws. Parent and Purchaser shall deliver copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Company within a reasonable time prior to the dissemination or filing thereof for review and comment by the Company and its counsel. Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws. Parent and Purchaser shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Securities Laws and subject to the terms and conditions of this Agreement. Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. The Company hereby consents to the inclusion in the Offer Documents a description of the Board Actions and the Company Recommendation as it may be amended or modified, and until but not after it is withdrawn, in each case as permitted by this Agreement. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(b).

Section 1.2 Company Actions.

(a) On the date the Offer Documents are first filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which, subject to Section 6.1(b), shall contain the Company Recommendation and a description of the other Board Actions. Parent shall cause the Schedule 14D-9 to be disseminated to the holders of Shares along with the Offer Documents, in accordance with Rule 14d-9 under the Exchange Act and the Securities Laws. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 (including any amendments or supplements thereto) to Parent within a reasonable time prior to the dissemination or filing thereof for review and comment by Parent and its counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Securities Laws. The Company shall amend or supplement the Schedule 14D-9 and cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by the Securities Laws. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall give Parent a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. Parent and Purchaser shall promptly furnish to the Company all information concerning Parent, Purchaser and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a).

(b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser (i) a list of the names and addresses of the record holders of Shares as of the most recent practicable date, as well as mailing labels containing such names and addresses and (ii) security position lists, computer files and any other information identifying the beneficial owners of Shares, in each case as of the most recent practicable date which the Company or its transfer agent have in their possession or control or can obtain without unreasonable effort or expense. The Company shall furnish or cause to be furnished to Purchaser such additional information (including updates to the items provided pursuant to the preceding sentence) and such other assistance as Purchaser may reasonably request in communicating the Offer to the record and beneficial owners of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files in accordance with the terms of the Confidentiality Agreement.

Section 1.3 Company Directors. In the event that the Closing does not occur within two business days of the Acceptance Time (but only for so long as Parent, Purchaser and their Affiliates beneficially own at least a majority of the outstanding Shares), the Company and Parent shall reasonably cooperate with one another to cause the appointment to the Company Board of that number of directors designated by Purchaser, rounded up to the nearest whole number, as is equal to the product of the total number of directors on the board of directors of the Company (giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by the percentage of the outstanding Shares (determined on a fully diluted basis) that are then beneficially owned by Purchaser and its Affiliates. In the event that Purchaser’s designees are elected or appointed to the board of directors of the Company pursuant to this Section 1.3, then, until the Effective Time, the Company and Parent shall allow at least two members of the board of directors of the Company to consist of individuals who were members of the board of directors of the Company on the date hereof (the “Existing Directors”). If at any time prior to the Effective Time when Purchaser’s designees constitute a majority of the board of directors of the Company, the affirmative vote of a majority of the Existing Directors shall be required to (and such authorization shall constitute the authorization of the board of directors of the Company and no other action on the part of the Company, including any action by any other director of the Company, shall be required to) (i) amend, modify or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company’s rights or remedies under this Agreement, (iii) extend the time for performance of Parent’s or Purchaser’s obligations under this Agreement or (iv) enforce any obligation of Parent or Purchaser under this Agreement. As used in this Agreement, the terms “beneficial ownership” (and its correlative terms) and “Affiliate” shall have the meanings provided in Rule 13d-3 and Rule 12b-2 under the Exchange Act, respectively.

Section 1.4 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger under the DGCL (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of the DGCL and shall be effected on the Closing Date without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL; provided that if, notwithstanding such express election to cause the Merger to be governed by Section 251(h) of the DGCL, the Merger may not be effected pursuant to Section 251(h) of the DGCL for any reason, then the parties hereto shall take all actions necessary to cause the consummation of the Merger as promptly as practicable following the Acceptance Time in a manner that is not adverse to the stockholders of the Company.

Section 1.5 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, as soon as practicable following the Acceptance Time, on a date to be specified by the parties hereto, which shall be no later than the first business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied only at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other place or on such other date and time as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

Section 1.6 Effective Time. Concurrently with the Closing, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent in writing, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL (if any).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS

OF THE SURVIVING CORPORATION; DIRECTORS AND OFFICERS OF THE

SURVIVING CORPORATION

Section 2.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety to read the same as the certificate of incorporation of Purchaser immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Einstein Noah Restaurant Group, Inc.” and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter“), until thereafter amended as provided therein or in accordance with applicable Law.

Section 2.2 The Bylaws. At the Effective Time, the Fourth Amended By-laws of the Company shall be amended in their entirety to read the same as the bylaws of Purchaser immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or in accordance with applicable Law.

Section 2.3 Directors. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.4 Officers. The officers of the Company (other than such officers who Parent and the Company mutually determine shall not remain officers of the Surviving Corporation) immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company or Purchaser:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Purchaser or any other Affiliate of Parent that is directly or indirectly wholly owned by the ultimate parent of Parent, (ii) Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and (iii) any Shares the holder of which has (A) demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such Shares in accordance with Section 262 of the DGCL and (B) as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) (each of such Shares described in clauses (i), (ii) and (iii), an “Excluded Share” and collectively, the “Excluded Shares”)) shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares (other than the Excluded Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and thereafter any Shares represented by a certificate or certificates (the “Certificates”) and any uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than the Excluded Shares) shall represent only the right to receive the Per Share Merger Consideration.

(b) Treatment of Excluded Shares. Each Excluded Share shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding and automatically be cancelled without payment of any consideration therefor, subject to any rights the holder thereof may have under Section 3.2.

(c) Purchaser. At the Effective Time, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.2 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, each Dissenting Share shall not be converted into or represent a right to receive the Per Share Merger Consideration, but the holder thereof, if such holder complies in all respects with Section 262 of the DGCL (the “Dissenters’ Rights”), shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Per Share Merger Consideration, without interest thereon and subject to any applicable withholding Taxes specified in Section 3.3(f).

(b) The Company shall serve prompt notice to Parent and its counsel of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any Shares, and Parent shall have the right to participate in, and direct (provided, that such direction may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time), all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 3.3 Exchange of Certificates.

(a) Paying Agent. At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 3.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or the equivalent by Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(a) shall be promptly returned to Parent or the Surviving Corporation (at Parent’s election).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within five business days thereafter) the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (or, in the case of “street-holders,” deliver to the Depository Trust Company) immediately prior to the Effective Time (other than holders of Excluded Shares) (i) a letter of transmittal in customary form, reasonably acceptable to the parties hereto, specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(e)) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.3(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Shares shall solely be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.3(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check or wire (pursuant to instructions set forth in the letter of transmittal) for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Shares may be issued to such transferee if the Certificate or Book-Entry Shares formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer, such Certificates or Book-Entry Shares shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article III.

(d) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to Parent or the Surviving Corporation (at Parent’s election). Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.3(f)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.3(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount delivered to any Governmental Entity pursuant to and in compliance with applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount and upon such reasonable terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check or wire (pursuant to instructions set forth in the letter of transmittal) in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) FIRPTA; Withholding Rights. The Company shall use its reasonable best efforts to cause to be delivered to Parent at the Closing a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and has not been such a United States real property holding corporation within the five year period ending on the Closing Date, and a copy of notice provided to the Internal Revenue Service (“IRS”) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury regulations. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(g) No Further Ownership Rights in Shares. The Per Share Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or to such Book-Entry Shares.

Section 3.4 Treatment of Stock Plans.

(a) Treatment of Options. Prior to, and effective as of, the Effective Time, the Company shall take all necessary action to accelerate the vesting of each outstanding option to purchase Shares under the Stock Plans (each, a “Company Option”), that is outstanding as of immediately prior to the Effective Time in accordance with the terms of the Stock Plans. At the Effective Time, each outstanding Company Option, vested or unvested, shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment as provided in Section 3.3(f). In the event that the exercise price per Share under any Company Option, as adjusted, is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(b) Treatment of Other Awards Under Stock Plans. At the Effective Time, each outstanding award of a right (other than awards of Company Options) entitling the holder thereof to Shares or cash equal to or based on the value of Shares, including any restricted stock units, (a “Share Unit”) issued under the Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted automatically into the right to receive, as promptly as reasonably practicable following the Effective Time, a cash payment equal to the product of (x) the number of Shares subject to such Share Unit and (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment as provided in Section 3.3(f). At the Effective Time, each holder of a Share Unit shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration in accordance with this Section 3.4(b).

(c) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 3.4(a) and Section 3.4(b). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Share Units or otherwise.

Section 3.5 Adjustments to Prevent Dilution. In the event that, between the date of this Agreement and the Effective Time, the number of issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares the same economic effect as contemplated by Article III prior to such change; provided that nothing in this Section 3.5 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any section or subsection to which the relevance of such item is reasonably apparent on its face other than with respect to Section 4.6(a)(i), which shall not be subject to or qualified by the information set forth in any other section or subsection of the Company Disclosure Schedule other than Section 4.6(a)(i) thereof, whether by cross reference or otherwise) or (ii) other than with respect to Sections 4.1, 4.2(a), 4.2(b) (the first sentence thereof) and 4.3 and, as further limited by clause (B) below, 4.6(a), (A) disclosed in the Company Reports filed with the SEC at least two business days prior to the date of this Agreement, the relevance of which disclosure is reasonably apparent in the Company Reports and (B) with respect to Section 4.6(a)(i), only to the extent any such Company Report was filed after December 31, 2013 (excluding, in the case of this clause (ii), any disclosures set forth in any section entitled “Risk Factors” or “ Cautionary Statement Relevant to Forward Looking Statements” or in any other section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Purchaser that:

Section 4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and by-laws, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither the Company nor any of its Subsidiaries is in material violation of any provisions of its respective certificate of organization, bylaws or similar governing documents. Section 4.1 of the Company Disclosure Schedule contains a correct and complete list of the Company’s Subsidiaries and each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

As used in this Agreement, the term “Material Adverse Effect” means any change, state of facts, circumstance, event or development that has a material adverse effect on (a) the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole provided, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect: (A) effects resulting from changes in the economy, political conditions or financial markets generally in the United States or other countries in which the Company conducts material operations or sources material supplies or that are the result of acts of war or terrorism; (B) effects resulting from changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate, including changes in raw material costs; (C) effects resulting from changes in United States generally accepted accounting principles (“GAAP”) or rules and policies of the Public Company Accounting Oversight Board or changes in applicable Law or changes in interpretations of applicable Law; (D) effects resulting from (i) any failure by the Company to meet any estimates of revenues or earnings by the Company or analysts or (ii) change in the market value or trading volume of Shares for any period ending on or after the date of this Agreement; (E) effects directly resulting from the public announcement or pendency of the Offer, the Merger or the other transactions contemplated by this Agreement (including, for the avoidance of doubt, (i) any loss of revenue or earnings, or (ii) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or business partners, in each case solely to the extent resulting from such public announcement or pendency); (F) any effect relating to fluctuations in the value of any currency; (G) any effect relating to any action taken by the Company with Parent’s consent or required expressly by this Agreement or any action not taken by the Company to the extent such action is expressly prohibited by this Agreement without the prior consent of Parent and Parent has not consented to such action; and (H) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; provided, further, that the exception in clause (D) shall not prevent or otherwise affect any change, effect, circumstance or development underlying such failure from being taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur; provided, further, that, with respect to clauses (A), (B) and (C), effects resulting from any change, event, circumstance or development that (i) primarily relates to (or has the effect of primarily relating to) the Company and its Subsidiaries or (ii) have had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries compared to other companies operating in the Company’s geographic markets in the industry in which the Company and its Subsidiaries operate shall be considered for purposes of determining whether a Material Adverse Effect has occurred or is reasonably likely to occur) or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 27,000,000 shares comprising (i) 25,000,000 Shares and (ii) 2,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Shares”). As of the date of this Agreement, (i) 18,041,048 Shares are issued and outstanding, (ii) (A) no Shares are reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Company Options under the Company’s 1995 Directors’ Option Plan, (B) 200,101 Shares are reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Company Options under the Company’s 2004 Executive Employee Incentive Plan, as amended, (C) 67,425 Shares are reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Share Units under the Company’s Stock Appreciation Rights Plan, as amended, (D) 172,897 Shares are reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Company Options or other Share Units under the Company’s Equity Plan for Non-Employee Directors and (E) 489,491 Shares are reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Company Options or other Share Units under the Company’s 2011 Omnibus Incentive Plan, as amended (collectively, as amended, the “Stock Plans”) and (iii) no Preferred Shares were outstanding. Section 4.2(a) of the Company Disclosure Schedule contains a correct and complete list of Company Options and Share Units, including the holder, date of grant, term, number of Shares underlying such security and, where applicable, exercise price and vesting schedule. All of the issued and outstanding Shares are, and all Shares that may be issued pursuant to the exercise of the Company Options in accordance with the terms and provisions thereof will be, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive or similar rights. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable, exchangeable or redeemable for securities having the right to vote (“Voting Debt”)) with the stockholders of the Company on any matter.

(b) Subject to outstanding Company Options and Share Units under the Stock Plans, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, transfer, redeem, acquire, or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights (or other economic or voting rights equivalent to an equity interest) are authorized, issued or outstanding. There are no stockholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock or other securities of the Company or any of its Subsidiaries or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a member of the board of directors of the Company or any of its Subsidiaries. The Company is not party to any agreement granting registration rights to any Person.

(c) Section 4.2(c) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person (other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such Person). Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries and each share of capital stock or other equity interests set forth on Section 4.2(c)(ii) of the Company Disclosure Schedule, are duly authorized, validly issued, fully paid and nonassessable and owned free and clear of any lien, charge, pledge, security interest, claim or other Encumbrance (each, a “Lien”). The Company does not own, directly or indirectly, any voting interest in any Person that would require an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the transactions contemplated hereby.

(d) Each Company Option (i) has an exercise price per Share equal to or greater than the fair market value of a Share on the effective date of such grant, (ii) has a grant date identical to the grant date approved by the Company’s board of directors or compensation committee, which is either the date on which the Company Option was awarded or a later date specified by the Company’s board of directors or compensation committee, and (iii) complies with, or is exempt from, Section 409A of the Code.

(e) As of the date of this Agreement, (i) the Company and its Subsidiaries have no material indebtedness for borrowed money and (ii) there are no outstanding material letters of credit, bankers’ acceptance financing or similar instruments issued for the benefit of the Company or any of its Subsidiaries.

Section 4.3 Corporate Authority; Approval and Fairness Opinion. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby, including the Offer and the Merger, other than in the case of the Merger the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”). The board of directors of the Company has received the opinion of Stifel, Nicolaus & Company, Incorporated to the effect that, as of the date of the opinion, and subject to the assumptions and qualifications set forth therein, the Offer Price and Per Share Merger Consideration to be received by holders of the Shares in the Offer and the Merger is fair from a financial point of view to such holders, a copy of which opinion will be delivered to Parent, solely for informational purposes, as promptly as practicable following the execution of this Agreement. The board of directors of the Company has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, adopting the Board Actions. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of Company capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and by-laws to adopt, approve or authorize this Agreement and consummate the Merger and the other transactions contemplated hereby in their capacity as stockholders of the Company.

Section 4.4 Governmental Filings; No Violations; Certain Contracts.

(a) No notices, reports, filings consents, waivers, registrations, approvals, orders, permits or authorizations (each an “Approval”) are, as applicable required to be made or obtained by the Company from, any federal, state, local, multinational or foreign governmental, administrative or regulatory (including stock exchange) authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Offer, the Merger and the other transactions contemplated hereby, other than (i) any Approvals required (A) under the HSR Act, (B) under applicable requirements of the Exchange Act (including filing of the Schedule 14D-9 in connection with the Offer), (C) under applicable requirements of the NASDAQ Global Market (“NASDAQ”) or (D) under applicable Antitrust Laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iii) such other Approvals which the failure to make or obtain, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (ii) assuming that the Approvals referred to in Section 4.4(a) are duly obtained or made, with or without notice, lapse of time or both, a material breach or violation of, any Law to which the Company or any of its Subsidiaries is subject or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or default under, the payment of additional fees, the creation, change or acceleration of any rights or obligations under, any requirement to provide notice to, or require consent or approval from, the other party thereto, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries, in each case, pursuant to any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect.

Section 4.5 Company Reports; Financial Statements; No Undisclosed Liabilities.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since January 1, 2013 (the forms, statements, reports and documents filed or furnished since January 1, 2013 and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. Each of the Company Reports, as of the respective date of its filing or being furnished complied (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates of filing (and, in the case of any Company Report that is a registration statement, as of its effective date) (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Section 13(k)(2) and Section 13(k)(3) thereof or the rules of the SEC, since December 31, 2011, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer or director of the Company or any of their respective Affiliates.

(c) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the

Company or any of its Subsidiaries in the Company Reports or the Company Financial Statements, or (ii) any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it is required to file or submit, or files or submits, under the Securities Act and the Exchange Act are recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Each of the consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) (the “Company Financial Statements”) (i) complies in all material respects with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act, (ii) has been prepared in accordance with GAAP applied, in all material respects, on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure) and (iii) fairly presents, or, in the case of any Company Financial Statements filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as of the date and for the periods referred to in the Company Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC after December 31, 2011 was accompanied by the certificates required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the

Sarbanes-Oxley Act and, at the time of filing or submission of each such certificate, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act.

(f) After December 31, 2011 through the date of this Agreement, to the knowledge of the Company (i) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor or accountant of the Company or any of its Subsidiaries has received any material complaint, allegation, assertion or claim, whether written or oral, that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the board of directors of the Company or any committee thereof or to any director or officer of the Company any evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2011, by the Company or any of its officers, directors, employees or agents. As of the date of this Agreement, to the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

(g) There are no outstanding or unresolved comments from any comment letters received by the Company from the SEC relating to any of the Company Reports. To the knowledge of the Company, none of the Company Reports is the subject of any ongoing review by the SEC.

(h) There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent required to be disclosed on a balance sheet prepared in accordance with GAAP, except for (i) liabilities or obligations disclosed and provided for in the balance sheets for the fiscal year ended December 31, 2013 or for the quarter ended July 1, 2014 (the “Balance Sheet Date”) that are included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred pursuant to the terms of this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013, (iv) liabilities for performance of obligations of the Company or any of its Subsidiaries under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) provided or made available to Parent prior to the date of this Agreement, and (v) liabilities or obligations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

Section 4.6 Absence of Certain Changes.

(a) Except as set forth on Section 4.6 of the Company Disclosure Schedule, from December 31, 2013 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses or in order to effectuate the terms of this Agreement and there has not been:

(i) any change, state of facts, circumstance, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iii) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(iv) (A) any material increase in the compensation or benefits payable or to become payable to officers of the Company or any of its Subsidiaries (except for increases in the ordinary course of business or the payment of accrued or earned but unpaid bonuses, including but not limited to newly hired employees, promotions or as required by applicable Law), (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, change-in-control, severance or other plan, trust, fund or policy in each case maintained or sponsored by the Company or any Subsidiary for the benefit of any director, officer or non-officer employee (with the exception of any establishment, adoption, entry into or amendment of any compensation, employment, termination or severance plan or policy for non-officer employees), except to the extent required by applicable Law or (C) any amendment of any Company Benefit Plan except as required by applicable Law and except with respect to any compensation, employment, termination or severance plan or policy for non-officer employees;

(v) any release, assignment, compromise, discharge, waiver, settlement or satisfaction of any Action or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount in excess of $100,000 or providing for any relief other than monetary relief;

(vi) any material Tax election made or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries;

(vii) any material change in tax accounting principles by the Company or any of its Subsidiaries, except insofar as may have been required by applicable Law; or

(viii) any agreement to do any of the foregoing.

(b) As used in this Agreement, the term “knowledge” when used in the phrases “to the knowledge of the Company,” “the Company’s knowledge,” “of which the Company has knowledge” or “the Company has no knowledge” shall mean the actual knowledge of the individuals listed in Section 4.6 of the Company Disclosure Schedule, after such individual has made (or is deemed to have made) reasonable inquiry, it being understood and agreed that discussions with direct reports and a review of one’s files shall constitute reasonable inquiry.

Section 4.7 Litigation. There are no civil, criminal or administrative actions, suits, claims, oppositions, disputes, litigations, objections, hearings, arbitrations, mediations, investigations, audit, complaint, charge, governmental inquiry or other proceedings, in each case, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel (“Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Entity, which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, Order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

Section 4.8 Employee Benefits.

(a) Section 4.8(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary for the benefit of any employee or former employee of the Company or any Subsidiary or any current or former director of the Company (collectively, together with each employment, termination or severance agreement to which the Company or any of its Subsidiaries is a party, the “Company Benefit Plans”), in each case, other than any employment, termination or severance agreement for non-officer employees of the Company and its Subsidiaries and equity grant notices, and related documentation, with respect to employees of the Company and its Subsidiaries. With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of each Company Benefit Plan and a true and complete copy of the following items with respect to each Company Benefit Plan listed on Section 4.8(a) of the Company Disclosure Schedule (in each case, only if applicable): (i) each trust or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed annual report on the IRS Form 5500; (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; and (v) the most recently received IRS determination letter (or opinion or advisory letter, if applicable).

(b) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code, except as could not otherwise be reasonably likely to result in a Material Adverse Effect.

(i) With respect to each Company Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code, (A) each such Company Benefit Plan has received a favorable determination letter (or opinion or advisory letter, if applicable) from the IRS with respect to its qualification, (B) the trusts maintained thereunder are intended to be exempt from taxation under section 501(a) of the Code, and (C) to the knowledge of the Company, no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.

(ii) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) that has not been satisfied in full and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the date hereof.

(iii) No employee benefit plan described in ERISA section 3(2) that the Company, any Subsidiary or any ERISA Affiliate contributed to within the six-year period preceding the date hereof) is (A) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (B) a “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(iv) To the knowledge of the Company, there are no material pending claims against the Company or any of its Subsidiaries with respect to any Company Benefit Plan, by or on behalf of any employee, former employee or beneficiary covered under any such Company Benefit Plan (other than routine claims for benefits).

(v) There are no Company Benefit Plans established or maintained outside of the United States primarily for the benefit of individuals residing outside of the United States.

(vi) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), beyond retirement or other termination of service, other than (A) coverage mandated solely by applicable Law, including the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any state equivalent, (B) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Company or (D) benefits, the full costs of which are borne by the participant or his or her beneficiary.

(vii) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of section 409A(d)(1) of the Code) that is not exempt from section 409A of the Code has in all material respects (A) been maintained and operated since January 1, 2005 in good faith compliance with section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, penalty or interest under section 409A and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, and (B) since January 1, 2009, been in documentary and operational compliance in all material respects with section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(viii) Except as required pursuant to applicable Law, this Agreement or the terms of a Company Benefit Plan set forth on Section 4.8(a) of the Company Disclosure Schedule that has been made available to Parent prior to the date hereof, neither the execution of this Agreement, stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, or director. Neither the Company nor any of its Subsidiaries is a party to any contract or arrangement that could result, separately or in the aggregate, in the payment to any current or former employee, consultant or director of the Company or any of its Subsidiaries of any “excess parachute payments” within the meaning of section 280G of the Code in connection with the execution of this Agreement and the consummation of the Offer and the Merger.

Section 4.9 Compliance with Laws; Permits.

(a) After December 31, 2011, the businesses of each of the Company and its Subsidiaries (including the ownership and maintenance of all its assets) have not been conducted in violation of any federal, state, local, municipal, multinational or foreign law, statute, constitution or ordinance, common law, or any rule, regulation, directive, treaty, policy, standard, Judgment or agency requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. No investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their assets is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, except for such investigations or reviews the outcome of which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. As of the date of this Agreement, no change is required in the Company’s or in any of its Subsidiaries’ processes, properties, assets or procedures in connection with any applicable Laws, except such changes that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, and, since January 1, 2012, the Company has not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date of this

Agreement. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), except for such failures that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of the Company Permits, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. Since December 31, 2011, the Company has not received any written notice or, to the knowledge of the Company, other communication of any material noncompliance with any material Company Permit that has not been cured as of the date of this Agreement.

(b) Neither the Company nor any director, officer, other employee or agent of the Company has violated any provision of the Foreign Corrupt Practice Act of 1977, as amended, or any similar foreign Law.

(c) Since December 31, 2011, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to the Foreign Corrupt Practice Act of 1977, as amended, or any similar Law.

Section 4.10 Material Contracts.

(a) Except for this Agreement and except for any agreement, contract, note, mortgage, indenture, arrangement or other binding obligation or binding understanding (other than any invoice, pricing sheet, bid or quotation) (each, a “Contract”) filed as exhibits to the Company Reports or set forth on Section 4.10 of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract (or group of related Contracts with the same Person or its Affiliates) involving (A) the payment or receipt of amounts by the Company or any of its Subsidiaries of more than $300,000 in any calendar year, except for Contracts related to the purchase of raw materials or inventory in the ordinary course of business or (B) future payments of more than $200,000 in any calendar year that are conditioned, in whole or in part, on a change in control of the Company or any of its Subsidiaries;

(iii) any Contract relating to indebtedness for borrowed money in excess of $200,000 or mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company or its Subsidiaries, restricting the payment of dividends or other distributions of assets by any of the Company or its Subsidiaries or providing for the guaranty of indebtedness for borrowed money of any Person in excess of $200,000.

(iv) any Contract that contains a put, call right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000;

(v) other than with respect to any wholly owned Subsidiary of the Company, any partnership, limited liability company, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture or strategic alliance that is material to the Company or any of its Subsidiaries, or in which the Company owns more than a two percent voting or economic interest;

(vi) any Contract between the Company or any of its Subsidiaries and any current or former director or officer of the Company or any Person beneficially owning two percent or more of the outstanding Shares pursuant to which the Company has continuing obligations, in each case, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit;

(vii) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has ongoing obligations to not acquire assets or securities of the other party or any of its Affiliates and, to the extent not entered into in the ordinary course of business or in connection with a commercial Contract, any Contract under which the Company or any of its Subsidiaries has material ongoing indemnification obligations;

(viii) any Contract that would or would be reasonably expected to prevent or materially impede the Company’s ability to consummate the Offer, the Merger or the other transactions contemplated hereby

(ix) any non-competition Contract or other Contract that (A) limits or purports to limit in any material respect the type of business in which the Company or its Subsidiaries may engage, the type of goods or services which the Company or its Subsidiaries may manufacture, produce, import, export, offer for sale, sell or distribute or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (C) grants “most favored nation” status or is a “requirements” Contract that, following the Offer and the Merger, would apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries, (D) grants to any third Person any material exclusive supply, distribution or franchise agreement or other similar material exclusive rights or (E) prohibits or limits the right of the Company or any of its Subsidiaries to use, transfer, license, distribute or enforce any of their respective Owned Company IP, other than limitations on enforcement arising from non-exclusive licenses of Owned Company IP entered into in the ordinary course of business;

(x) any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible other than Contracts related to the purchase of raw materials or inventory in the ordinary course of business;

(xi) any Contract pursuant to which (A) the Company or any of its Subsidiaries uses Intellectual Property owned by a third party (other than (1) Software license agreements for any third-party commercially available Software, (2) agreements between the Company or any of its Subsidiaries, on the one hand, and their employees or consultants, on the other hand, entered into in the ordinary course of business, (3) non-exclusive in-bound licenses entered into in the ordinary course of business), (B) a third party uses Intellectual Property owned by the Company or any of its Subsidiaries (other than non-material non-exclusive out-bound licenses entered into in the ordinary course of business) or (C) the Company or any of its Subsidiaries consents to or agrees not to assert rights with respect to the use or registration by a third party, or a third party consents to the use or registration by the Company or any of its Subsidiaries, of the Trademark “EINSTEIN BROS.”, “NOAH’S” “MANHATTAN BAGEL COMPANY” or any similar Trademark;

(xii) any Contract that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock (other than acquisitions or dispositions of inventory and raw materials in the ordinary course of business consistent with past practice) (A) for aggregate consideration under such Contract in excess of $200,000 or (B) pursuant to which the Company or its Subsidiaries has continuing “earn-out” or other contingent payment obligations;

(xiii) any Collective Bargaining Agreement;

(xiv) any Contract relating to any Action or Judgment, in each case, individually in excess of $200,000, under which there are outstanding obligations (including settlement agreements) of the Company or any of its Subsidiaries; and

(xv) any Contract to which any Principal Supplier or Principal Customer is a party, in each case that has a term of more than 60 days and that may not be terminated by the Company or any of its Subsidiaries (without penalty) within 60 days after the delivery of a termination notice, other than Contracts related to the purchase of raw materials or inventory in the ordinary course of business.

Each such Contract described in clauses (i) through (xv) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company Reports is referred to herein as a “Material Contract.”

(b) A complete copy of each Material Contract has been made available to Parent prior to the date hereof. Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. There is no breach or default under any Material Contracts by the Company or its Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or its Subsidiaries, in each case except as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. After December 31, 2011, neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company oral, notice of termination or breach (which has not been cured) with respect to, and, to the knowledge of the Company, no party has threatened to terminate, any Material Contract.

Section 4.11 Properties. Section 4.11 of the Company Disclosure Schedule contains a true and complete list as of the date hereof of all Leased Real Property other than immaterial Leased Real Property that is not used for retail stores.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) With respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”): (i) the lease, sublease or license for such property (each, a “Company Lease”) is valid, legally binding, enforceable and in full force and effect, (ii) the Company has not received written notice that any payments required to have been made under any Company Lease by the Company or any of its Subsidiaries have not been made in any material respect, (iii) none of the Company or any of its Subsidiaries is in material breach of or default under any Company Lease, and, to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent or materially impair the consummation of the transactions contemplated by this Agreement and (iv) the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in, with or without notice, lapse of time or both, a material breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or material default under, the payment of additional material fees, the creation, change or acceleration of any material rights or obligations under, any requirement to provide notice to, or require consent or approval from, the other party thereto, in each case, pursuant to any Company Lease, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that, individually or in the aggregate, are not material to the business of the Company and its Subsidiaries.

Section 4.12 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will, at the date it is first mailed to stockholders, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their respective Affiliates or Representatives for inclusion in the Offer Documents or the Schedule 14D-9.

Section 4.13 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect: (a) the Company and its Subsidiaries are in compliance, and have complied at all times with all applicable Environmental Laws; (b) no property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law; (c) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law; and (d) neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances. As used herein, the term “Environmental Law” means any federal, state or local statute, Law, regulation, order, decree, permit or authorization relating to: (i) the protection of the environment or health and safety relating to exposure to Hazardous Substances or (ii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance. As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or defined pursuant to any Environmental Law or (B) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

Section 4.14 Taxes. The Company and each of its Subsidiaries (a) except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects; (b) have paid all material Taxes whether or not shown as due on such filed Tax Returns and have withheld all amounts that the Company or any of its Subsidiaries have been obligated to withhold from amounts owing to any employee, creditor or other third party, except with respect to matters contested in good faith for which adequate reserves under GAAP have been established and except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; and (c) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened, any material audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended January 2, 2012, January 1, 2013 and December 31, 2013. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2013 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement. Neither Company nor any of its Subsidiaries has engaged in any transaction that is the same as a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)). Neither the Company nor any of Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d)of the Code or any comparable provision of state, foreign or local law. Neither the Company nor any of its Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

Section 4.15 Labor Matters.

(a) (i) The Company and its Subsidiaries are not a party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization (collectively, a “Collective Bargaining Agreement”); (ii) there are no Collective Bargaining Agreements that pertain to any of the employees of the Company or its Subsidiaries, and no employees of the Company or its Subsidiaries are represented by any labor union, trade union or labor organization with respect to their employment with the Company or its Subsidiaries; (iii) since December 31, 2011, no labor union, trade union, labor organization or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) the Company has no knowledge of any organizing activities with respect to any employees of the Company or its Subsidiaries; (v) since December 31, 2011, there has been no actual, or to the knowledge of the Company, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company or its Subsidiaries; and (vi) since December 31, 2011, to the knowledge of the Company, neither the Company nor its Subsidiaries nor any of their employees, agents or Representatives, has committed any material unfair labor practice as defined in the National Labor Relations Act.

(b) The Company and its Subsidiaries: (i) are not in violation of any Law pertaining to labor, employment or employment practices including, but not limited to, all Laws regarding health and safety, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, plant closures and layoffs, affirmative action, employee leave issues, unemployment insurance and workers’ compensation, or (ii) are not, and have not been after December 31, 2011, a party to any material Action alleging a violation of any Law pertaining to labor, employment or employment practices, nor, to the knowledge of the Company, is any such material Action pending or threatened, except in the case of either (i) or (ii), for violations or Actions that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

(c) The Company and its Subsidiaries: (i) have taken reasonable steps to properly classify and treat all of their employees and independent contractors, (ii) have taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law, (iii) are not delinquent in any material payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid, (iv) have withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees and (v) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company and its Subsidiaries do not have direct or indirect material liability as a result of any misclassification of any Person as an independent contractor rather than as an employee.

(d) To the knowledge of the Company, since January 1, 2012, none of the Company or any of its Subsidiaries has received written notice from a third party alleging or claiming that any employee or former employee of the Company or its Subsidiaries is in violation of any term of any third party employment agreement, nondisclosure agreement, common law nondisclosure obligation or non-competition agreement.

(e) As of the date of this Agreement, the Company and its Subsidiaries have no knowledge that any current employee of the Company or its Subsidiaries with an annual base salary exceeding $300,000 in the aggregate intends to terminate his or her employment.

(f) The Company and its Subsidiaries are and have been in compliance in all material respects with all notice and other requirements under the WARN Act. In the 18 months prior to the date hereof, the Company and its Subsidiaries have not (A) effectuated a “plant closing” (as defined in the WARN Act), (B) effectuated a “mass layoff” (as defined in the U.S. Worker Adjustment and Retraining Notification Act and any similar state or local Law relating to plant closings or layoffs (collectively, the “Warn Act”), or (C) undertaken any other similar action requiring notice.

Section 4.16 Intellectual Property.

(a) Section 4.16(a)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Registered Intellectual Property and material unregistered Trademarks owned by the Company and its Subsidiaries, but excluding corporate names not registered as a trademark. The Company and its Subsidiaries own free and clear of all Liens (other than Permitted Encumbrances) all the Intellectual Property that is owned or purported to be owned by the Company and its Subsidiaries (the “Owned Company IP”) or have sufficient rights to use all Intellectual Property that is used in their respective businesses as currently conducted (the “Company IP”). To the knowledge of the Company, as of the date hereof, all of the Owned Company IP is valid and enforceable in the applicable jurisdiction. As used herein, the term “Permitted Encumbrances” means: (i) specified encumbrances described in Section 4.16(a)(ii) of the Company Disclosure Schedule; (ii) encumbrances for current Taxes or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business as to which there is no default on the part of the Company or any of its Subsidiaries and reflected on or specifically reserved against or otherwise disclosed in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement or incurred or arising after the Balance Sheet Date in the ordinary course of business; (iv) defects, imperfections or irregularities in title and other Encumbrances which, individually or in the aggregate, do not materially impair the continued use of or value of the applicable property owned, leased, used or held for use by the Company and any of its Subsidiaries and (v) statutory, common law or contractual liens of landlords for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings.

(b) To the knowledge of the Company, as of the date hereof, the conduct of the businesses of the Company and each of its Subsidiaries does not infringe, dilute, misappropriate or otherwise violate any material Intellectual Property rights of any third party. To the knowledge of the Company, as of the date hereof, no third party is infringing, diluting, misappropriating or otherwise violating any material Owned Company IP.

(c) There are no material Actions or Judgments pending that have been served, or, to the knowledge of the Company, filed but not served or threatened, that seek to cancel, limit or challenge the ownership, validity, registerability, enforceability, or use of or right to use any Owned Company IP.

(d) To the Company’s knowledge, no material owned Trade Secrets have been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements.

(e) The Company and its Subsidiaries have policies in place requiring employees who develop Intellectual Property on behalf of the Company and its Subsidiaries to assign such Intellectual Property to the Company or its Subsidiaries. To the knowledge of the Company, the Company and its Subsidiaries have obtained assignments of all Intellectual Property on behalf of the Company and its Subsidiaries by employees who develop Intellectual Property on behalf of the Company and its Subsidiaries.

(f) The Company and its Subsidiaries maintain systems, policies and procedures that protect the Company’s and its Subsidiary’s IT systems and data in all material respects. During the past three years: (i) to the Company’s knowledge, there have been no material security breaches in any of the Company’s or its Subsidiaries’ IT systems or with respect to data stored or processed therein, and all material vulnerabilities identified therein have been promptly rectified, and (ii) to the Company’s knowledge, there have been no disruptions or deficiencies in any such systems that materially adversely affected the Company’s business or operations.

For purposes of this Agreement: “Intellectual Property” means all foreign, multinational and domestic (i) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (ii) patents, inventions and discoveries; (iii) confidential and proprietary information, trade secrets and know-how, (including processes, technology, research, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); (iv) copyrights and works of authorship in any media (including Software and all documentation related thereto, Internet site content, advertising and marketing materials and art work); (v) all other intellectual property or proprietary rights; and (vi) all disclosures, applications and registrations, extensions, substitutions, modifications, renewals, divisionals, continuations, continuations-in-part, reissues, re-examinations, restorations and reversions related to any of the foregoing; “Registered” means issued by, filed with, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar; and “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

Section 4.17 Insurance. Each material fire and casualty, earthquake, flood, general liability, business interruption, product liability, and other insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. As of the date hereof, there is no claim in excess of $400,000 pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy (provided, that a reservation right by the underwriters of such Insurance Policy shall not constitute a denial or dispute for purposes of this representation) and there has been no threatened termination of any such Insurance Policy during the two years preceding the date of this Agreement, which Insurance Policies cannot be replaced in the ordinary course of business. After December 31, 2013, no notice of cancellation of any Insurance Policy has been received, which Insurance Policy cannot be replaced in the ordinary course of business consistent with past practices.

Section 4.18 Suppliers and Customers.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the 20 largest suppliers of the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company and its Subsidiaries for the fiscal year ended December 31, 2013 (each, a “Principal Supplier”), (ii) the 20 largest customers of the Company and its Subsidiaries based on revenues received from such Persons by the Company and its Subsidiaries for the fiscal year ended December 31, 2013 (each, a “Principal Customer”) and (iii) with respect to each Principal Supplier and Principal Customer, the aggregate amounts paid to, or received from, as applicable, each such Principal Supplier and Principal Customer for the fiscal year ended December 31, 2013.

(b) The Company has not received any written notice or, to the knowledge of the Company, other communication from any Principal Supplier or Principal Customer indicating that any such Person is ceasing, will cease or plans to cease dealing with the Company or its Subsidiaries.

Section 4.19 Affiliate Transactions. Except for indemnification, compensation, and employment arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer thereof that have been made available (or a form of which together with a list of all Persons (other than current or former directors and officers) subject to arrangements contemplated by such form has been made available) to Parent prior to the date of this Agreement or as set forth in the Company Reports, no executive officer or director of the Company or any of its Subsidiaries or any Person owning two percent or more of the Shares (or any of such executive officer’s, director’s or other Person’s immediate family members or affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.20 Takeover Statutes; Other Restrictions. As of the date hereof and assuming the accuracy of Parent’s and Purchaser’s representations and warranties in Section 5.9, the Company has taken all action necessary to exempt the Offer, the Merger, this Agreement, the Support Agreement and the transactions contemplated hereby and thereby from Section 203 of the DGCL, and, accordingly, neither such section nor any other antitakeover or similar statute or regulation applies to any such transactions. Assuming the accuracy of Parent’s and Purchaser’s representations and warranties in Section 5.9, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Laws enacted under U.S. state or federal Laws apply to this Agreement, the Support Agreement or the transactions contemplated hereby or thereby.

Section 4.21 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Offer, the Merger or the other transactions contemplated in this Agreement, except that the Company Board has engaged Stifel, Nicolaus & Company, Incorporated as the Company’s financial advisor to provide an opinion to the Company Board as to the fairness, from a financial point of view, of the Offer Price to be paid in the Offer and Per Share Merger Consideration to be paid in the Merger. None of the Company or any of its Subsidiaries will be liable to Stifel, Nicolaus & Company, Incorporated for any brokerage fees, commissions or finders’ fees (other than the fees, expense reimbursement or other payments payable to Stifel, Nicolaus & Company, Incorporated in connection with its engagement to prepare and deliver the opinion referred to in the prior sentence or for services relating to activities of the Company permitted pursuant to Section 6.2) for transaction, advisory or other services unrelated to the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent hereby represents and warrants to the Company that:

Section 5.1 Organization, Good Standing and Qualification. Each of Parent and Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in such good standing, or to have such power or authority, would not, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the commencement of the Offer or the consummation of the transactions contemplated by this Agreement, including the Merger.

Section 5.2 Corporate Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Governmental Filings; No Violations; Etc.

(a) No Approval is required to be made with or obtained by Parent or Purchaser from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Offer, the Merger and the other transactions contemplated hereby, other than (i) any Approvals required (A) under the HSR Act, (B) under applicable requirements of the Exchange Act (including filing of the Offer Documents), (C) under applicable requirements of NASDAQ or (D) under applicable Antitrust Laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iii) such other Approvals which the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prohibit the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Purchaser do not, and the consummation by Parent and Purchaser of the Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Purchaser, (ii) assuming that the Approvals referred to in Section 5.3(a) are duly obtained or made, with or without notice, lapse of time or both, a material breach or violation of any Law to which Parent or Purchaser is subject, or (iii) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or provide a right of termination, cancellation or modification) or default under, the payment of additional fees, the creation, change or acceleration of any rights or obligations under, any requirement to provide notice to, or require consent or approval from, the other party thereto, or the creation of a Lien on any of the assets of the Parent or Purchaser, in each case, pursuant to any agreement, lease, license, contract, settlement, consent, note, mortgage, indenture, arrangement or other obligation or understanding binding upon Parent or any of its Subsidiaries, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, be reasonably likely to prohibit the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement.

Section 5.4 Financing. Parent will have as of the Acceptance Time and the Effective Time, sufficient cash available, directly or through one or more Affiliates, to pay all amounts to be paid by Parent in connection with this Agreement, including the payment of the aggregate Offer Price and the aggregate Per Share Merger Consideration, respectively. Parent’s and Purchaser’s obligations hereunder are not subject to a condition regarding Parent’s or Purchaser’s obtaining of funds to consummate the transactions contemplated by this Agreement.

Section 5.5 Litigation. There are no Actions pending or, to the knowledge of the Company, threatened against or affecting Parent or Purchaser or any of their respective properties or assets or any officer, director or employee of Parent or Purchaser in such capacity before any Governmental Entity, which would, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement. Neither Parent nor Purchaser nor any of their respective assets, rights or properties is a party to or subject to any Judgment of any Governmental Entity which would, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.6 Purchaser. All of the issued and outstanding capital stock of Purchaser is, and at the Effective Time will be, owned by Parent or, pursuant to Section 9.13, an Affiliate of Parent. Purchaser has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement, including the Financing.

Section 5.7 Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser for inclusion in the Offer Documents or the Schedule 14D-9 will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent and Purchaser make no representation or warranty with respect to any information supplied by any other Person which is contained or incorporated by reference in the Offer Documents.

Section 5.8 Brokers and Finders. Neither Parent nor Purchaser nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Offer, the Merger or the other transactions contemplated in this Agreement, which brokerage fees, commissions or finders’ fees would be payable by the Company or any of its Subsidiaries.

Section 5.9 Ownership of Shares.

(a) Prior to the meeting at which the board of directors of the Company took the Board Actions, neither Parent nor Purchaser was an “interested stockholder” as defined in Section 203 of the DGCL.

(b) Prior to the date of this Agreement, neither Parent nor Purchaser has taken, or authorized or permitted any Representatives of Parent or Purchaser to take, any action that would cause either Parent or Purchaser to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations.

(a) Except as required by applicable Law or as expressly provided by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve the material components of their business organizations intact and maintain existing relations and goodwill with Governmental Entities, material customers, material suppliers, licensors, licensees, distributors, creditors and lessors, key employees and independent contractors, and material service providers, agents and business associates and keep available the services of its and its Subsidiaries’ present officers and key employees; provided, however, that the Company and its Subsidiaries shall be under no obligation to and shall not, without Parent’s prior written consent, put in place any new retention programs or include additional personnel in any existing retention programs. Without limiting the generality of the immediately preceding sentence, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) with the prior written consent of Parent or (C) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change or amendment (whether by merger, consolidation or otherwise) to its certificate of incorporation or bylaws or other applicable governing instruments of the Company and its Subsidiaries;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions solely among wholly owned Subsidiaries of the Company not in violation of any instrument binding on the Company or any of its Subsidiaries and that would not reasonably be expected to result in a material increase in the net Tax liability of the Company and its Subsidiaries, taken as a whole;

(iii) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (A) acquisitions of raw materials, supplies, equipment, inventory, third party Software and capital in the ordinary course of business consistent with past practice (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person is not in the ordinary course of business), or (B) acquisitions with a value or purchase price (including the value of assumed liabilities) not in excess of $100,000 in any transaction or related series of transactions or $300,000 in the aggregate, or as required by the terms of Contracts as in effect as of the date of this Agreement that are listed in Section 6.1(a)(iii) of the Company Disclosure Schedule;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any (A) shares of capital stock of the Company or any of its Subsidiaries (other than (1) the issuance, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary or (2) the issuance or transfer of Shares pursuant to awards outstanding as of the date of this Agreement under, and as required by the terms of the Stock Plans as in effect as of the date of this Agreement), (B) securities convertible into or exercisable, exchangeable or redeemable for any shares of such capital stock, any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exercisable, exchangeable or redeemable securities, or (C) any Voting Debt;

(v) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $100,000 in any transaction or series of related transactions or $200,000 in the aggregate;

(vi) amend, supplement, replace, refinance, terminate or otherwise modify that certain Amended and Restated Credit Agreement dated as of

December 6, 2012, by and among the Company, Bank of America, N.A., as administrative agent, and the lenders named therein (as amended on June 26, 2013 and July 3, 2014 and as such agreement may be further amended, amended and restated, supplemented, extended, refinanced, renewed, replaced or otherwise modified from time to time);

(vii) except with respect to the regular quarterly dividend of $0.13 per share payable on October 15, 2014, declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any Subsidiary of the Company to the Company or to a wholly owned Subsidiary of the Company) or enter into any Contract with respect to the voting of its capital stock;

(viii) adjust, reclassify, split, combine or subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur, alter, amend or modify any indebtedness or guarantee indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for the incurrence of indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice not to exceed $200,000 in the aggregate;

(x) make or authorize any capital expenditures materially in excess of the amount reflected in the Company’s capital expenditure budget attached to Section 6.1(a)(x) of the Company Disclosure Schedule;

(xi) make any material changes with respect to accounting policies or procedures, except as required by changes in applicable GAAP;

(xii) subject to Section 6.11, release, assign, compromise, discharge, waive, settle or satisfy any Action (including any Action relating to this Agreement, the Offer or the Merger) or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount not covered by insurance in excess of $100,000 individually or $200,000 in the aggregate or providing for any relief other than monetary relief (except for confidentiality, non-disparagement, releases, agreements not to sue and other similar provisions in a settlement agreement);

(xiii) amend or modify, in any material respect, or terminate any Material Contract, material lease for Leased Real Property or material Company Permit or enter into any Contract that would have been a Material Contract had it been entered into prior to the execution of this Agreement, in each case other than in the ordinary course of business;

(xiv) other than in the ordinary course of business or to the extent required by law, make any material Tax election, amend any Tax Return with respect to a material amount of Taxes, settle or finally resolve any controversy with respect to a material amount of Taxes or change any method of Tax accounting;

(xv) (A) with regard to Intellectual Property, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business; and (B) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien (other than Permitted Encumbrances) on or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, except, with respect to the foregoing clause (B), (x) in connection with sales of Company products or dispositions of inventory in the ordinary course of business (y) sales or other dispositions of obsolete assets or (z) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $100,000 in any transaction or series of related transactions or $300,000 in the aggregate (inclusive of any sales or dispositions made pursuant to clauses (x) or (y) of this paragraph);

(xvi) terminate any executive officers or hire any new employees unless such hiring is in the ordinary course of business consistent with past practice;

(xvii) adopt, enter into, amend, terminate or extend any Collective Bargaining Agreement;

(xviii) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or, other than in the ordinary course of business, employees (who are not officers) of the Company or any of its Subsidiaries, (B) increase the compensation, bonus or pension, welfare, severance, change-in-control or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or, other than in the ordinary course of business consistent with past practice, non-officer employee of the Company or any of its Subsidiaries other than, in the case of non-officer employees, base salary increases or spot or other bonuses awarded in the ordinary course of business (which spot or other bonuses shall not exceed $20,000 in the aggregate), (C) establish, adopt, amend or terminate any Company Benefit Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (F) forgive any loans to directors, officers or key employees of the Company or any of its Subsidiaries;

(xix) unless required by applicable Law, reclassify any independent contractor as an employee of the Company or any of its Subsidiaries;

(xx) fail to use commercially reasonable efforts to renew or maintain the Insurance Policies or comparable replacement policies, other than in the ordinary course of business consistent with past practice;

(xxi) enter into any new line of business;

(xxii) adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring;

(xxiii) take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement; or

(xxiv) agree, authorize, propose, commit or announce an intention to do any of the foregoing.

(b) Nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations and shall not be required to obtain consent of Parent if it reasonably believes that doing so would violate applicable Law.

Section 6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries shall, directly or indirectly, nor shall it authorize or permit their respective Representatives directly or indirectly to:

(i) initiate, solicit, knowingly encourage, induce or assist any inquiries or the making, submission, announcement or consummation of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any information or data relating to the Company or any of its Subsidiaries (other than to notify a Person of the provisions of this Section 6.2), or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to any Person (other than Parent, Purchaser, or any of their respective Affiliates, designees or Representatives) that could reasonably be expected to initiate, solicit, encourage, induce or assist the making, submission or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(iii) approve, recommend or enter into, any letter of intent or similar document, agreement or commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to an Acquisition Proposal (other than a confidentiality agreement contemplated by this Section 6.2); or

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, if the Company has not breached this Section 6.2, the Company may (A) participate in discussions regarding such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal, (B) provide information (which may include non-public information) in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not more favorable to such other Person than those contained in the Confidentiality Agreement and which shall not prohibit the Company from complying with the terms of this Section 6.2, and prior to or concurrently delivers to Parent any such information to the extent not previously provided to Parent and (C) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal of the type described in clause (B) above, if and only to the extent that, prior to taking any action described in clauses (B) and (C) above, the board of directors of the Company has determined in good faith (after consultation with its outside financial advisors and outside legal counsel) that (x) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) based on the information then available, such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal, indication of interest or offer relating to or that could reasonably be expected to lead to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of related transactions involving the Company or any of its significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act and (ii) any acquisition by any Person of, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 10% or more of the total voting power or of any class of equity securities of the Company or those of any of its Subsidiaries, or the acquisition, purchase or disposition of the business or 15% or more of the consolidated assets (including equity securities of its Subsidiaries), revenues, net income or earnings of the Company and its Subsidiaries outside the ordinary course of business, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal that would result in any Person (or its stockholders) becoming the beneficial owner, directly or indirectly, of more than 80% of the assets (on a consolidated basis) of the Company and its Subsidiaries or more than 80% of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal, the Person making the Acquisition Proposal (including any break-up fees, expense reimbursement provisions, the availability of financing, and any conditions to consummation relating to financing, regulatory approvals or other conditions beyond the control of the party having the right to invoke the condition) and other aspects of the Acquisition Proposal that the board of directors of the Company deems relevant (i) is more favorable to the Company’s stockholders (other than Parent and its Affiliates) than the transactions contemplated by this Agreement (after taking into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent pursuant to Section 6.2(c)) and (ii) is reasonably likely to be consummated.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives.

(c) No Change of Recommendation; No Other Agreements. Neither the board of directors of the Company, nor any committee thereof shall:

(i) (A) fail to include the Company Recommendation in the Schedule 14D-9, (B) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (C) publicly approve, recommend or otherwise declare advisable any Acquisition Proposal or (D) publicly propose to do any of the foregoing (any action or omission described in this clause (i) being referred to as a “Change of Recommendation”); or

(ii) authorize, approve, recommend, declare advisable or permit (or publicly propose to authorize, approve, recommend, declare advisable or permit) the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or agreement that requires the Company to abandon or terminate this Agreement, the Offer or the Merger, or any agreement relating to any Acquisition Proposal (other than this Agreement or a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with and subject to the limitations set forth in Section 6.2(a)) (an “Alternative Acquisition Agreement”).

Notwithstanding anything in the foregoing or otherwise set forth in this Agreement to the contrary, prior to the Acceptance Time, the board of directors of the Company may make a Change of Recommendation (and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 8.3(b)) only if the board of directors of the Company has determined in good faith (after consultation with its outside financial advisors and outside legal counsel) that (x) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) if such action relates to any Acquisition Proposal, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that no such action may be made pursuant to this Section 6.2(c) or Section 8.3(b) until after at least four business days following Parent’s receipt of notice from the Company (as may be extended or renewed pursuant to this paragraph, the “Notice Period”) advising that the board of directors of the Company intends to take such action and the basis therefor, including in the case of any Acquisition Proposal all necessary information under Section 6.2(f) (which notice shall not constitute a Change of Recommendation); provided, further that (i) during the Notice Period, the Company shall and shall cause its Subsidiaries not to enter into any Alternative Acquisition Agreement, (ii) the Company shall, and shall cause its outside financial advisors and outside legal counsel to, negotiate with Parent in good faith during the Notice Period (to the extent Parent desires to negotiate) to enable Parent to propose revisions to the terms of this Agreement that obviate the need of the board of directors of the Company to make a Change of Recommendation or terminate this Agreement pursuant to Section 8.3(b), including in the case of a Superior Proposal, by such Superior Proposal no longer constituting a Superior Proposal, (iii) following the end of the Notice Period, the board of directors of the Company shall have considered in good faith any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent and shall have determined (after consultation with its outside financial advisors and outside legal counsel) that if such changes were to be given effect that failure to make a Change of Recommendation or terminate this Agreement pursuant to Section 8.3(b) would be inconsistent with the directors’ fiduciary duties under applicable Law and, in the case of clause (y) above, any such Superior Proposal would continue to constitute a Superior Proposal and (iv) in the event of material modifications to the financial terms (including any modifications to the form, amount or timing of payment of consideration) or any other material terms of any Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in the first proviso of this paragraph and a new Notice Period under this paragraph shall commence, during which time the Company shall be required to comply with the requirements of this Section 6.2(c) anew with respect to such additional notice, including clauses (i) through (iv) of this proviso. Notwithstanding the foregoing, to the extent that a notice is required under this Section 6.2(c) (in connection with a termination pursuant to Section 8.3(b)) relates to a Superior Proposal for which the requisite notice or additional notice has been given pursuant to this Section 6.2(c) (in connection with a Change of Recommendation), no new or additional notice or Notice Period will be required for such termination pursuant to Section 8.3(b).

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.4 (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation or otherwise deemed to violate the Company’s obligations under this Section 6.2(d)).

(e) Existing Discussions and Agreements. The Company agrees that it will, and will cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that

(i) it will promptly request each Person that has executed a confidentiality agreement prior to the date of this Agreement in connection with such Person’s consideration of a transaction involving, or the acquisition of, the Company or any of its Subsidiaries (or any portion thereof) to return or destroy all confidential information heretofore furnished to such Person or its Representatives by or on behalf of the Company or any of its Subsidiaries, (ii) the Company and its Subsidiaries shall not release any party from, or terminate, waive, amend or modify any provision of, or grant permission under, any confidentiality or standstill provision in any agreement to which the Company or any of its Subsidiaries is a party and (iii) the Company shall, and shall cause its Subsidiaries to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by (x) obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction and (y) taking all steps necessary to terminate any waiver that may have been heretofore granted to any Person (other than Parent or any of its Affiliates) under the provisions of any such agreement.

(f) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto and, in no event later than 24 hours after receipt, copies of any additional or revised written requests, proposals or offers, including proposed agreements) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information to Parent in accordance with this Section 6.2(f). Without limiting the generality of the foregoing or Section 6.2(a), the Company shall notify Parent in advance of beginning to provide information to any Person relating to an Acquisition Proposal or beginning discussions or negotiations with any Person regarding an Acquisition Proposal.

(g) Any violations of the restrictions set forth in this Section 6.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company.

Section 6.3 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable. In furtherance of, and not in limitation of the foregoing, (i) each of Parent and the Company agree to make an appropriate filing of a Notification and Report Form pursuant to the

HSR Act with respect to the Merger as soon as practicable after the date hereof and in any event no later than ten business days after the date hereof (unless the parties hereto otherwise agree in writing to a different date), and to use their reasonable best efforts to supply as soon as practicable any additional information and documentary material that may be reasonably requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.3 (which may include divestitures, which shall be the sole responsibility of Parent to accomplish, as practicable and subject to appropriate cooperation obligations under this Section 6.3) necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable (including by requesting early termination of the waiting period thereunder) and (ii) each of Parent and the Company agree to file as promptly as practicable all documentation to effect all necessary, proper and advisable notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary, proper and advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Agreement, including this Section 6.3(a), shall require either party, or permit the Company, to undertake any efforts, or to take or consent to any action, if such efforts, action or consent would be reasonably likely to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole. Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided, that, subject to reasonable limitations limiting access to outside counsel, Parent and the Company shall (i) deliver to each other’s antitrust counsel copies of all documents and information reasonably required for the preparation and submission of filings to any Governmental Entity related to the transactions contemplated by this Agreement, (ii) promptly inform the other party of any material oral or written communication with any Governmental Entity regarding any such filings or with respect to the transactions contemplated by this Agreement, (iii) have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to or other communication with any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and (iv) not independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend (which, at the request of any of the parties, shall be limited to outside antitrust counsel only). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Neither the Company nor Parent shall extend any waiting period under the Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed). Neither the Company nor Parent shall take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. The Parent shall pay all filing fees required in connection with filings under the Antitrust Laws.

(b) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.3, each of the Company and Parent agree to promptly provide to each and every federal, state or foreign Governmental Entity with jurisdiction over enforcement of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign or supranational Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”) non-privileged information and documents that are necessary, proper and advisable to permit the consummation of the transactions contemplated by this Agreement.

(c) Information. Subject to reasonable limitations limiting access to outside counsel, the Company and Parent each shall, upon request by the other, furnish the other promptly with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(d) Status. Subject to applicable Laws and as required by any Governmental Entity, and subject to reasonable restrictions limiting access to outside counsel, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices, correspondence, or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives or agents to participate in any meeting or engage in any substantive communication with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each of the Company and Parent shall, to the extent practicable, give the other reasonable prior notice of any such meeting or communication and in the event one party is prohibited by Law or a Governmental Entity from participating in or attending any such meeting or engaging in any such communication, keep such party reasonably apprised with respect thereto.

Section 6.4 Access and Reports. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other “your Representatives” (as defined in the Confidentiality Agreement) reasonable access during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that such access shall be conducted under the supervision of appropriate personnel of the Company and in such a manner so as not to interfere with the normal operation of the business of the Company; provided, further, that no investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company herein or otherwise limit or affect the remedies available to Parent; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any information to the extent it would cause a loss of privilege to the Company or any of its Subsidiaries or (iii) to violate applicable Law (it being agreed, with respect to clauses (i) and (ii), that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). All requests for information made pursuant to this Section 6.4 shall be directed to the executive officer or other Person designated by the Company. All information obtained pursuant to this Section 6.4 shall be governed by the terms of the Confidentiality Agreement.

Section 6.5 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.6 Publicity; Communications. The initial press release regarding the Offer and the Merger shall be a joint press release mutually agreed to by the Company and Parent. After the initial press release, each of the Company, Parent and Purchaser agrees not to issue or cause publication of any public release or announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except (a) as such party reasonably believes, after receiving the advice of outside counsel and after informing the other party, is required by Law, by the rules of the NASDAQ or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, in which case, such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement or (b) a public statement is made in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually, if approved by the other parties). As promptly as practicable following the date of this Agreement and in compliance with applicable Laws, Parent and the Company shall develop a joint plan for communication to the Company’s employees, independent contractors, customers, suppliers and other strategic Persons about this Agreement and the transactions contemplated by this Agreement. Prior to making any written or oral communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

Notwithstanding anything herein to the contrary, the Company need not consult with, or obtain the approval of Parent in connection with any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal or Change of Recommendation.

Section 6.7 Financing. Prior to the Closing, the Company and its Subsidiaries shall, and shall use their commercially reasonable efforts to cause the respective Representatives of the Company and its Subsidiaries to, cooperate as reasonably requested by Parent in connection with any equity, debt or other financing sought by Parent or its Affiliates in connection with the transactions contemplated by this Agreement, including the replacement or repayment of Parent’s existing financing arrangements in whole or in part and the funding and operation of the Surviving Corporation following the Effective Time (collectively, the “Financing”), including (i) upon reasonable prior notice, participation by the Company’s senior officers and other Representatives in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) assisting with the preparation of customary materials for syndication documents, including rating agency presentations, bank confidential information memoranda, business projections and similar documents required in connection with the Financing, (iii) using commercially reasonable efforts to cause its independent accountants to provide assistance and cooperation to Parent, including participating in drafting sessions and accounting due diligence sessions and providing consent to Parent to use their audit reports relating to the Company, (iv) using commercially reasonable efforts to obtain consents, approvals, authorizations, customary payoff letters, and instruments of termination and discharge reasonably requested by Parent, (v) preparing and furnishing all financial and other pertinent information regarding the Company reasonably requested by Parent, including all financial statements, pro forma financial statements and other financial data required in connection with the Financing, (vi) providing reasonable access (subject to execution of non-disclosure and confidentiality agreements reasonably acceptable to the Company) to prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for purposes of establishing collateral arrangements and cooperating with prospective lenders to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that no such accounts, agreements or arrangements shall be effective prior to the Effective Time, (vii) executing and delivering definitive financing documents, including credit agreements, intercreditor agreements, pledge and security documents, and certificates, legal opinions, or other documents, to the extent reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral, provided that no such documents or agreements shall be effective prior to the Effective Time, (vii) assisting Parent in obtaining corporate and facilities ratings for the Financing, and (viii) furnishing Parent and any lenders involved with the Financing, with all documentation and other information required by any Governmental Entity with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act. Notwithstanding the foregoing: (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries; and (ii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing. Parent shall (A) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees and expenses of the Company and its Subsidiaries and all reasonable and documented fees and expenses of their counsel and accountants incurred in connection with such requested cooperation, and (B) indemnify the Company, its Subsidiaries and its Affiliates against any claim, loss, damage, injury, liability, Judgment, award, penalty, fine, Tax, cost (including cost of investigation), expense (including reasonable fees and expenses of counsel) or settlement payment incurred as a result of such cooperation (including any claim by or with respect to any such lenders, prospective lenders, agents and arrangers and ratings agencies).

Section 6.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not Shares are purchased pursuant to the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. The parties hereto agree that the Surviving Corporation shall not bear any costs or expenses incurred by any stockholder of the Company. Following the Merger, the Surviving Corporation shall pay all charges and expenses incurred after the Effective Time in connection with the transactions contemplated in Article III.

Section 6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) All rights to indemnification by the Company or any of its Subsidiaries existing in favor of those Persons who are present or former directors and officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company or any of its Subsidiaries (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Parties (as in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and the Surviving Corporation shall cause them to be observed by the Surviving Corporation and its Subsidiaries to the fullest extent permitted under Delaware law.

(b) As of the Effective Time, Parent or the Surviving Corporation (with the election being at Parent’s option) shall have purchased a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Company which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date (a “Tail Policy”) with respect to claims arising from facts or events that occurred on or before the Effective Time, and which Tail Policy shall contain coverage and amounts at least as favorable to the Indemnified Parties as the coverage currently provided by Company’s current directors’ and officers’ liability insurance policies (in the aggregate); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend, for the entire Tail Policy, in excess of three times the annual premium currently paid by the Company for such insurance; and, provided, further that, if the premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs. This Section 6.9 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

(e) The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

Section 6.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Offer or the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant all such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in the Company’s certificate of incorporation or by-laws on such transactions.

Section 6.11 Stockholder Litigation. The Company shall give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a prompt basis with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement. No such settlement shall be agreed to without the prior written consent of Parent.

Section 6.12 Notification. During the period commencing on the date hereof and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article VIII, each of the Company and Parent shall promptly notify the other party in writing of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required under a Material Contract or otherwise (unless alleged under a Contract that is not material) in connection with the Offer, the Merger or the transactions contemplated hereby, (b) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Offer, the Merger or the transactions contemplated hereby or (c) any fact, event or circumstance that (i) in the case of the Company, individually or taken together with all other facts, events and circumstances, has had or would reasonably be expected to have a Material Adverse Effect, (ii) has materially impaired, or would reasonably be expected to materially impair the ability of such party (or, in the case of Parent, Purchaser) to consummate the Offer, the Merger or the other transactions contemplated hereby, or (iii) would cause, or would reasonably be expected to cause, the failure of any condition precedent to the Company’s or Parent and Purchaser’s obligations to consummate the Offer and the Merger, in each case within three business days of an executive officer of such party becoming aware of the occurrence of such fact, event or circumstance. Each such notification shall include a certification of an officer of the Company, Parent or Purchaser, as applicable, that such notification is being delivered in accordance with this Section 6.12. No such notification shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the parties hereto in this Agreement, or (y) determining whether any of the conditions set forth in Article VII have been satisfied. Delivery of notification pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

Section 6.13 Section 16 Matters . Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 6.14 Employee Benefits.

(a) During the one year period following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to provide each employee of the Company and any Subsidiary who continues to be employed by the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”) with compensation (including, as applicable, base salary, bonus plans (based on bonus opportunity rather than actual bonus payments), severance benefits, other employee benefits (except for retention benefits), health and welfare benefits and benefits under any plan intended to be qualified within the meaning of section 401(a) of the Code (“401(k) Plan”)) that is at least substantially comparable in the aggregate to that provided to Continuing Employees immediately prior to the execution of this Agreement. Nothing in this Section 6.14 shall (i) create any right in any Continuing Employee to continued employment by Parent, the Surviving Corporation, or any Subsidiary thereof or (ii) require Parent, the Surviving Corporation, or any Subsidiary thereof to continue any Company Benefit Plan or prevent the amendment, modification or termination of any Company Benefit Plan after the Effective Time. Nothing in this Section 6.14 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment, subject to the terms and conditions of employment agreements, severance plans and change of control plans.

(b) Without limiting the foregoing:

(i) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Subsidiaries to, as applicable, assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Surviving Corporation and its Subsidiaries.

(ii) To the extent that service is relevant for eligibility, benefit accrual, vesting or allowances (including paid time off) under any severance, health or welfare benefit plan or 401(k) Plan of Parent and/or the Surviving Corporation, then Parent shall ensure that such severance, health or welfare benefit plan and 401(k) plan shall, for purposes of eligibility, benefit accrual, vesting and allowances (including paid time off), credit Continuing Employees for service with the Company prior to the Effective Time to the same extent that such service was recognized prior to the Effective Time under the corresponding severance, health or welfare benefit plan or 401(k) Plan of the Company. With respect to each health or welfare benefit plan of Parent and/or the Surviving Corporation made available to Continuing Employees in the plan year in which the Effective Time occurs, the Surviving Corporation shall cause there to be waived any pre-existing condition or eligibility limitations and give effect, in determining any deductibles and maximum out of pocket limitations, to claims incurred, amounts paid by, and amounts reimbursed to, Continuing Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time.

(iii) Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, honor, in accordance with its terms, each Company Benefit Plan and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event, including termination of employment). Parent hereby agrees and acknowledges that the consummation of the Merger constitutes a change of control or a change in control, as the case may be, for all purposes under any plan, agreement or arrangement set forth in Section 4.8(a) of the Company Disclosure Schedule.

(iv) With respect to the annual bonus for which any employee of the Company or any of its Subsidiaries is eligible under any of the Company’s annual incentive plans with respect to any year, if any, prior to the Effective Time, the Company shall administer each such plan (including the payment of all amounts owed thereunder at the ordinary time) in accordance with its terms consistent with past practices in the ordinary course of business.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) No Injunctions or Restraints, Illegality. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”) and (ii) no Governmental Entity shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any Governmental Entity of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement.

(b) Purchase of Shares in Offer. Purchaser shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, all Shares validly tendered and not withdrawn pursuant to the Offer (provided that the purchase of Shares pursuant to the Offer shall not be a condition to the obligations of Parent and Purchaser hereunder if Purchaser fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms of this Agreement or the Offer).

ARTICLE VIII

TERMINATION

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Acceptance Time shall not have occurred by March 31, 2015; provided, that if the condition set forth in clause (ii) of Annex B shall not have been satisfied or waived prior to the Acceptance Time and each of the other applicable conditions set forth in Annex B shall have been satisfied or waived or remains capable of satisfaction, any party hereto shall be entitled to extend the Termination Date through April 30, 2015 by written notice to the other parties for the purpose of satisfying such conditions (such date, including any permitted extensions thereof, the “Termination Date”); or

(b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Offer or the Merger shall become final and non-appealable;

(c) provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have primarily contributed to the occurrence of the failure of such condition to the consummation of the Offer or the Merger.

Section 8.3 Termination by the Company. This Agreement may be terminated by the Company and the Offer and the Merger shall be abandoned prior to the Acceptance Time:

(a) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser contained in this Agreement that has resulted or would reasonably be expected to result in the failure of Parent or Purchaser to consummate the transactions contemplated hereby, including the Offer and the Merger, in accordance with the terms of this Agreement, and such breach is incapable of being cured by the Termination Date, or if capable of being cured by the Termination Date is not so cured;

provided, that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.3(a); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(b) in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement related to a Superior Proposal, if at such time, (i) the Company is not in material breach of Section 6.2(a), and (ii) the Company, prior to or concurrently with such termination, pays to Parent in immediately available funds the Termination Fee required to be paid pursuant to Section 8.5(b)(ii).

Section 8.4 Termination by Parent. This Agreement may be terminated by Parent and the Offer and the Merger may be abandoned if:

(a) the board of directors of the Company shall have made a Change of Recommendation or the Company shall have breached any of its obligations under Section 6.2 in any material respect;

(b) at any time following receipt or public announcement of an Acquisition Proposal, the Company’s board of directors shall have failed to reaffirm the Company Recommendation within four business days after receipt of any reasonable written request to do so from Parent;

(c) a tender offer or exchange offer for twenty percent or more of the outstanding Shares (other than by Parent or an Affiliate of Parent) shall have been commenced and, within 10 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company’s board of directors fails to recommend against acceptance of such offer; or

(d) prior to the Acceptance Time, there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in clauses (iii) and (iv) of Annex B would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date, or if capable of being cured by the Termination Date is not so cured; provided, that Parent shall have given the Company at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.4(d); provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(d) if Parent or Purchaser is then in material breach of any of its covenants or agreements contained in this Agreement.

Section 8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Offer and the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful and material breach of this Agreement and (ii) the provisions set forth in Section 6.10 (Expenses), this Section 8.5, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement.

(b) In the event that this Agreement is terminated:

(i) by (x) Parent or the Company pursuant to Section 8.2(a) or (y) Parent pursuant to Section 8.4(d) and in connection with either clause (x) or (y):

(A) an Acquisition Proposal shall have been publicly disclosed after the date hereof and not clearly withdrawn in good faith prior to the Termination Date; and

(B) within 12 months after termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal or consummates a transaction contemplated by any Acquisition Proposal (provided that for purposes of this clause (B), the references to “10%” and “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”) (any such agreement or consummation, an “Acquisition Event”), in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal referred to in clause (A) above, then the Company shall pay to Parent the Termination Fee within two business days of consummation of such Acquisition Event;

(ii) by the Company pursuant to Section 8.3(b), then the Company shall pay to Parent the Termination Fee prior to or concurrently with such termination; or

(iii) by Parent pursuant to Section 8.4 (other than Section 8.4(d)) (any termination contemplated by clauses (i), (ii) or (iii), a “Termination Fee Trigger”), then the Company shall pay to Parent the Termination Fee within two business days of such termination.

For purposes of this Agreement, “Termination Fee” shall mean $12,000,000. No Acquisition Proposal made by a Person shall be deemed to have been “clearly withdrawn,” in the event that the Company later agrees within the 12-month period specified in Section 8.5(b)(i)(B) to or consummates an Acquisition Event with such Person or an Affiliate thereof. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall the Company be required to pay the fee referred to in this Section 8.5(b) on more than one occasion and (y) the parties hereto agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Purchaser with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent and Purchaser under this Agreement; provided, however, that the Company shall not be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement; provided, further, that the aggregate amount of any damages determined by a court to be payable by the Company pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee previously paid to Parent pursuant to this Section 8.5(b).

(c) The parties hereto acknowledge that the agreements contained in Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee and, in order to obtain such payment, Parent or Purchaser commences a suit that results in a Judgment against the Company for the Termination Fee (or a portion thereof), the Company shall pay Parent its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made. All payments under Section 8.5(b) shall be made promptly by wire transfer of immediately available funds to an account designated in writing by the party receiving such payment.

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article IX.

Section 9.2 Modification or Amendment. This Agreement may be amended by the parties hereto by written agreement executed and delivered by each of the parties hereto at any time.

Section 9.3 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 9.4 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 9.5 Governing Law and Venue; Waiver of Jury Trial; Specific Performance. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN

ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the county of Delaware in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware state or federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any party in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the non-breaching parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement against the other party, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Prior to the termination of this Agreement pursuant to Article VIII, each party hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Purchaser:

JAB Beech Inc.

2200 Pennsylvania Ave. NW

Washington, DC 20052

Attention:         Joachim Creus

Fax:                  (202) 507-5601

with a copy (which shall not constitute notice) to

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:       Paul T. Schnell

                       Sean C. Doyle

Fax:                (212) 735-2000

If to the Company:

Einstein Noah Restaurant Group, Inc.

555 Zang Street, Suite 300

Lakewood, Colorado

Attention:        Rhonda J. Parish

Fax:                 (303) 275-7251

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

Bank of America Plaza

101 South Tryon Street

Suite 4000

Charlotte, North Carolina 28280-4000

Attention:         Gary C. Ivey

                          Julie A. Mediamolle

Fax:                  (704) 444-1111

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon: actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Support Agreement and the letter agreement, dated September 18, 2014, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, PURCHASER NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.8 No Third Party Beneficiaries. Except as provided in Section 6.9 (Indemnification; Directors’ and Officers’ Insurance), Parent, Purchaser and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.9 shall not arise unless and until the Acceptance Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9 Obligations of Parent and the Company. Whenever this Agreement requires Purchaser or another Affiliate of Parent to take any action, Parent shall be liable for any failure of such Person to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 9.10 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

Section 9.11 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.12 Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of, Annex to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall also include the plural and vice versa. A reference in this Agreement to $ or dollars is to U.S. dollars.

(b) The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that (a) Parent may designate, by written notice to the Company, another of its Affiliates to be a Constituent Corporation in lieu of Purchaser, in which event all references herein to Purchaser shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Affiliate as of the date of such designation and (b) Parent and Purchaser may assign all or any of their respective rights and obligations hereunder to a lender as collateral, in each case after providing written notice thereof to the Company prior to such designation or assignment; provided, further, that any such designation or assignment shall not materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

Section 9.14 JAB Obligation. JAB Holdings BV, a Dutch Besloten Vennootschap met beperkte aansprakelijkheid (“JAB”) hereby agrees to cause Parent to perform its payment obligations under this Agreement. JAB, the Company, Parent and Purchaser hereby agree that JAB is a party to this Agreement solely for purposes of this Section 9.14 and the other provisions of this Article IX.

Section 9.15 Transfer Taxes. Except as expressly provided in Section 3.3(b), all transfer, documentary, sales, use, stamp, registration, and other similar taxes and fees (including any penalties and interest thereon) incurred in connection with the Merger shall be paid by Parent and Purchaser when due.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	/s/ Rhonda J. Parish
Name:	Rhonda J. Parish
Title:	Chief Legal Officer & Corporate Secretary

JAB BEECH INC.

By:	/s/ Joachim Creus
Name:	Joachim Creus
Title:	President

SPRUCE MERGER SUB INC.

By:	/s/ Joachim Creus
Name:	Joachim Creus
Title:	President

Solely for purposes of Article IX hereof,

JAB HOLDINGS BV

By:	/s/ Joachim Creus
Name:	Joachim Creus
Title:	Managing Director

By:	/s/ Markus Hopmann
Name:	Markus Hopmann
Title:	Managing Director

ANNEX A

DEFINITIONS

Terms	Section
401(k) Plan	Section 6.14(a)
Acceptance Time	Section 1.1(a)
Acquisition Event	Section 8.5(b)(i)(B)
Acquisition Proposal	Section 6.2(b)
Actions	Section 4.7
Affiliate	Section 1.3
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.2(c)(ii)
Antitrust Laws	Section 6.3(b)
Approval	Section 4.4(a)
Balance Sheet Date	Section 4.5(h)
Bankruptcy and Equity Exception	Section 4.3
beneficial ownership	Section 1.3
Board Actions	Recitals
Book-Entry Shares	Section 3.1(a)
business day	Section 1.1(a)
Bylaws	Section 2.2
Certificate of Merger	Section 1.6
Certificates	Section 3.1(a)
Change of Recommendation	Section 6.2(c)(i)
Charter	Section 2.1
Closing	Section 1.5
Closing Date	Section 1.5
Code	Section 3.3(f)
Collective Bargaining Agreement	Section 4.15(a)
Company	Preamble
Company Benefit Plans	Section 4.8(a)
Company Disclosure Schedule	Article IV
Company Financial Statements	Section 4.5(e)
Company IP	Section 4.16(a)
Company Lease	Section 4.11(b)
Company Option	Section 3.4(a)
Company Permits	Section 4.9(a)
Company Recommendation	Recitals
Company Reports	Section 4.5(a)
Confidentiality Agreement	Section 9.7
Constituent Corporations	Preamble
Continuing Employees	Section 6.14(a)

Contract	Section 4.10(a)
DGCL	Recitals
Dissenters’ Rights	Section 3.2(a)
Dissenting Shares	Section 3.1(a)
Effective Time	Section 1.6
Environmental Law	Section 4.13
ERISA	Section 4.8(a)
ERISA Affiliate	Section 4.8(b)(ii)
Exchange Act	Recitals
Exchange Fund	Section 3.3(a)
Excluded Share	Section 3.1(a)
Excluded Shares	Section 3.1(a)
Existing Directors	Section 1.3
Expiration Time	Section 1.1(a)
Financing	Section 6.7
GAAP	Section 4.1
Governmental Entity	Section 4.4(a)
Hazardous Substance	Section 4.13
HSR Act	Section 4.2(c)
Insurance Policies	Section 4.17
Intellectual Property	Section 4.16(e)
IRS	Section 3.3(f)
JAB	Section 9.14
Judgment	Section 4.7
knowledge	Section 4.6(a)(viii)
Laws	Section 4.9(a)
Leased Real Property	Section 4.11(b)
Lien	Section 4.2(c)
Material Adverse Effect	Section 4.1
Material Contract	Section 4.10(a)(xv)
Merger	Recitals, Recitals
Minimum Tender Condition	Annex B
NASDAQ	Section 4.4
Notice Period	Section 6.2(c)(ii)
Offer	Recitals
Offer Documents	Section 1.1(b)
Offer Price	Recitals
Order	Section 7.1(a)
Owned Company IP	Section 4.16(a)
Parent	Preamble
Paying Agent	Section 1.1(a)
Per Share Merger Consideration	Section 3.1(a)
Permitted Encumbrances	Section 4.16(a)
Person	Section 3.3(d)
Preferred Shares	Section 4.2(a)
Principal Customer	Section 4.18(a)

Principal Supplier	Section 4.18(a)
Purchaser	Preamble
Registered	Section 4.16(e)
Representatives	Section 6.2(b)
Sarbanes-Oxley Act	Section 4.5(a)
Schedule 14D-9	Section 1.2(a)
SEC	Section 1.1(a)
Securities Act	Section 4.5(a)
Securities Laws	Section 1.1(b)
Share Unit	Section 3.4(b)
Shares	Recitals
Software	Section 4.16(e)
Stock Plans	Section 4.2(a)
Subsidiary	Section 1.1(a)
Superior Proposal	Section 6.2(b)
Support Agreement	Recitals
Surviving Corporation	Section 1.4
Tail Policy	Section 6.9(b)
Tax	Section 4.14
Tax Return	Section 4.14
Taxes	Section 4.14
Tender Offer Conditions	Section 1.1(a)
Termination Date	Section 8.2(a)
Termination Fee	Section 8.5(b)(iii)
Termination Fee Trigger	Section 8.5(b)(iii)
Trade Secrets	Section 4.16(e)
Trademarks	Section 4.16(e)
Voting Debt	Section 4.2(a)
Warn Act	Section 4.15(f)

ANNEX B

TENDER OFFER CONDITIONS

Notwithstanding any other provision of this Agreement or the Offer, Purchaser shall not be obligated to accept for payment or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Purchaser’s obligation to pay for or return the tendered Shares promptly after termination or withdrawal of the Offer, pay for any Shares validly tendered and not withdrawn pursuant to the Offer, if:

(i) prior to the Expiration Time there shall not be validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the Expiration Time) and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by Parent and Purchaser, constitute at least a majority of the Shares on a fully diluted basis (the “Minimum Tender Condition”);

(ii) the waiting period applicable to the consummation of the Offer under the HSR Act shall not have expired or been earlier terminated;

(iii) (x) (a) the representations and warranties of the Company contained in Section 4.2(a) (Capital Structure), Section 4.6(a) (Material Adverse Effect) and Section 4.21 (Brokers and Finders) shall not be true and correct in all respects (other than in de minimis and immaterial respects in the case of Section 4.2(a), (b) the representations and warranties of the Company contained in Section 4.3 (Corporate Authority; Approval and Fairness), Section 4.9(b) (Foreign Corrupt Practices Act Violations), Section 4.9(c) (Foreign Corrupt Practice Act Disclosures) and Section 4.20 (Takeover Statutes; Other Restrictions) (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification) shall not be true and correct in all material respects and (c) the representations and warranties of the Company contained in this Agreement other than those specified in the foregoing clauses (a) and (b) (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification), shall not be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect, in the case of each of clauses (a), (b) and (c), as of the date of this Agreement and as of the Acceptance Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date) or (y) Parent shall not have received at the Acceptance Time a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that the conditions set forth in this clause (iii) have been satisfied;

(iv) the Company shall not have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Acceptance Time, and Parent shall not have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect;

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(v) since the date of this Agreement, there shall have occurred any change, state of facts, circumstance, event or development (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;

(vi) a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or the other transactions contemplated by the Agreement or the Support Agreement;

(vii) A Governmental Entity shall have instituted any Action (which remains pending at what would otherwise be the Acceptance Time) before Governmental Entity of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Offer and the other transactions contemplated by this Agreement or the Support Agreement;

(viii) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (except for the Minimum Tender Condition) may be waived by Parent or Purchaser in whole or in part at any time and from time to time, subject in each case to the terms of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to the assertion of any such conditions and may be waived (to the extent permitted by this Agreement and applicable Law) by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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